As filed with the Securities and Exchange Commission on September 30, 1996
                                                      Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                       KIDDIE ACADEMY INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                     52-1938283
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

    Kiddie Academy Corporate Center
    108 Wheel Road
    Bel Air, Maryland                                      21015
(Address of Principal Executive Offices)                 (Zip Code)

      Kiddie Academy International, Inc. 1995 Incentive Compensation Plan
                            (Full title of the Plan)

                             George Miller, Chairman
                       Kiddie Academy International, Inc.
                         Kiddie Academy Corporate Center
                                 108 Wheel Road
                            Bel Air, Maryland 21015
                     (Name and address of agent for service)

                                 (410) 515-0788
          (Telephone number, including area code, of agent for service)


                                    Copy to:

                         Francis X. Gallagher, Jr., Esq.
                        Venable, Baetjer and Howard, LLP
                                 2 Hopkins Plaza
                      1800 Mercantile Bank & Trust Building
                            Baltimore, Maryland 21201

                         CALCULATION OF REGISTRATION FEE

                          Amount to    Proposed maximum      Proposed         Amount of
Title of Securities           be        offering price       maximum        registration
 to be registered         registered      per share       offering price*        fee
- ----------------------------------------------------------------------------------------
Common Stock,              300,000          $4.36           $1,308,000          $452
$.01 per share Par Value   Shares
========================================================================================

*Calculated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h), based upon the average of the bid and asked price as of September 25, 1996.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

                  The  following   documents   which  have  been  filed  by  the
Registrant, Kiddie Academy International, Inc., with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                  (a) Prospectus contained in Amendment No. 3 to the Registration Statement on Form SB-2, filed by the Registrant on December 8, 1995 under the Securities Act of 1933 (SEC File No. 33-97282);

                  (b) Quarterly Report on Form 10-QSB for the period ended December 31, 1995;

                  (c) Quarterly Report on Form 10-QSB for the period ended March 31, 1996;

                  (d) Quarterly Report on Form 10-QSB for the period ended June 30, 1996; and

                  (e) Description of Common Stock of the Registrant contained or incorporated in the Registration Statement filed by the Registrant under the
                           Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of the Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

                  Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

                  Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         The Delaware General Corporation Law, Section 145, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

                  Articles EIGHTH and NINTH of the Registrant's Certificate of Incorporation provide as follows:

         EIGHTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees) and disbursements, judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

         NINTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or appeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

                  The Registrant also provides liability insurance for its directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

         4.1      Certificate of Incorporation(1)

         4.2      Amendment to Articles of Incorporation(1)

         4.3      Amendment to Articles of Incorporation dated
                  October 24, 1995(2)

         4.4      Bylaws(1)

         5        Opinion of Venable, Baetjer and Howard LLP(3)

         23.1     Consent of Deloitte & Touche LLP(3)

         23.2     Consent of Venable, Baetjer and Howard LLP (included in
                  Exhibit 5)
- -----------
         (1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed September 22, 1995 (SEC File No. 33-97282).

         (2) Incorporated by reference to Amendment 1 to the Registrant's Registration Statement on Form SB-2 filed October 26, 1995 (SEC File No. 33-97282).

         (3)       Filed herewith.

Item 9.  Undertakings.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (2) That, for determining liability under the Securities Act of 1933, as amended, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  To  file  a  post-effective   amendment  to  remove  from
registration any of the securities that remain unsold at the end of the offering.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Kiddie Academy International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harford County in the State of Maryland on this 30th day of September, 1996.

                                            KIDDIE ACADEMY INTERNATIONAL, INC.


                                            By: /s/ GEORGE MILLER
                                                George Miller, Chairman and
                                                Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  The signing persons include a majority of the Registrant's Board of Directors.

Name                                Capacity                     Date


/s/ GEORGE MILLER         Chairman of the Board,                Sept 12, 1996
- ---------------------       and Chief Executive Officer
George Miller               (Principal Executive Officer),
                            Director



/s/ MICHAEL J. MILLER     Director                              Sept 12, 1996
- ---------------------
Michael J. Miller




/s/ GUY MATTA             Chief Financial Officer               Sept 12, 1996
- ---------------------       (Principal Financial and
Guy Matta                   Accounting Officer)



/s/ CARL J. MEIL, JR.     Director                              Sept 9, 1996
- ---------------------
Carl J. Meil, Jr.

/s/ ANGELO D. BIZZARRO    Director                              Sept 12, 1996
- ------------------------
Angelo D. Bizzarro


/s/ JAMES A. MITAROTONDA  Director                              Sept 19, 1996
- ------------------------
James A. Mitarotonda


/s/ JULIAN R. SIEGEL      Director                              Sept 19, 1996
- ------------------------
Julian R. Siegel

                                  Exhibit Index


Exhibit Number           Description                                Page

5                        Opinion of Venable, Baetjer
                         and Howard LLP

23.1                     Consent of Deloitte & Touche LLP

23.2                     Consent of Venable, Baetjer
                         and Howard LLP(included in
                         Exhibit 5)